                   AMENDED AND RESTATED CONSULTING AGREEMENT

     This Consulting Agreement (this "Agreement"), entered into as of the 15th day of October, 1998, by and between Classic Trends International, Inc., a Texas corporation ("Company"), and Donald L. Shriver ("Consultant").


                              W I T N E S S E T H:

     WHEREAS, Company and Consultant are parties to a consulting agreement entered in October 1995;

     WHEREAS, Company and Consultant desire to amend and restate such consulting agreement; and

     WHEREAS, Company and Consultant agree that the consulting agreement entered in October 1995 is superceded by this amended and restated consulting agreement.

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. CONSULTING SERVICES. Company hereby retains Consultant and Consultant hereby accepts this arrangement with Company upon the terms and conditions hereinafter set forth.

     2. DUTIES. Consultant will provide service to the Company and will faithfully and diligently perform the services and functions, provided that all such services and functions will be reasonable and within Consultant's area of expertise. Consultant will, during the term of this Agreement (or any extension thereof), devote his attention and skills as deemed necessary to the promotion of the business of Company. The foregoing will not be construed as preventing Consultant from making investments in other businesses or enterprises provided that (a) Consultant agrees not to become engaged in any other business activity that interferes with his ability to discharge his duties and responsibilities to Company and (b) Consultant does not violate any other provision of this Agreement.

     3. TERM. The term of this Agreement will commence as of the date hereof and will end on October 15, 2008, unless earlier terminated by either party pursuant to the terms hereof. The term of this Agreement is referred to herein as the "Term." The Term of this agreement is to be extended automatically for additional successive periods of one year ("Additional Term"), unless the employment of Consultant is terminated as provided herein.

     4. COMPENSATION. As compensation for the services rendered under this Agreement, Consultant will be entitled to receive the following:

          (a) MONTHLY FEE. Commencing the date hereof, Consultant will be paid a minimum monthly fee of $7,000.

          (b) INCENTIVE COMPENSATION. The Company agrees during the term of this Agreement that the Company, as is applicable, will pay to Consultant a sales commission equal to a percentage, as specified on Schedule 1 attached hereto, of the then wholesale price of each product or service sold (including sales in foreign markets) by Company, an affiliate of Company or pursuant to any arrangement between Company, an affiliate of Consultant and a third party. Each sales commission to be paid to Consultant from the sale of products and/or services will be due and payable by the 10th day of each month from receipts of actual paid invoices from the preceding months. Consultant shall receive a computer print-out of all sales of products and services from the Company and shall have the right to examine all financial and accounting records at his discretion during normal business hours. In addition, Consultant shall be entitled to receive an additional sales commission, based on the formula set forth in Schedule 1 attached hereto, of the wholesale price of each additional product or service sold by the Company, an affiliate of Company or pursuant to any arrangement between Company, an affiliate of Consultant and a third party. This sales commission shall be paid by the Company, or other third party, as is appropriate, by the 10th day of each month from receipt of the actual paid invoice from the proceeding months. Consultant shall receive a computer print-out of all sales from the Company and shall have the right to examine all financial and accounting records at his discretion during normal business hours. This additional compensation shall be deemed "Incentive Compensation." All calculations of the Incentive Compensation shall be made in accordance with the accounting methods then employed by the Company. In the event Consultant is terminated by, or voluntarily terminates his arrangement with, the Company, Consultant shall be entitled to Incentive Compensation for such period from the date of this Agreement until termination, to be calculated by Company's independent auditor based upon unaudited financial statements, payable within 30 days of termination.

          (c) EXPENSES. Upon submission of a detailed statement and reasonable documentation, Company will reimburse Consultant for all reasonable and necessary or appropriate out-of-pocket travel and other expenses incurred by Consultant in rendering services required under this Agreement.

          (d) AUTOMOBILE. Company will supply Consultant with an automobile and be responsible for all expenses related thereto throughout this Agreement. Company shall furnish Consultant a gasoline allowance calculated as the actual miles driven by Consultant for Company's business purposes, multiplied by the maximum allowable reimbursement amount as set by the Internal Revenue Service.

     5. TERMINATION. This Agreement will terminate upon the occurrence of any of the following events:

          (a)  The death of Consultant;

          (b) Written notice to Consultant from Company of termination for "Just Cause" (as hereinafter defined);

          (c)  The voluntary termination by Consultant; or

                                      -2-
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          (d)  The expiration of the Term or any Additional Term, provided notice is given by Company to Consultant prior to six months from expiration of the Term or Additional Term.

               For purposes of Section 5(b), "Just Cause" means (i) Consultant has willfully and intentionally failed to substantially perform his duties as specified under this Agreement; or (ii) Consultant's criminal conviction by any state or federal court of any illegal act (other than minor traffic violations or minor misdemeanors) in connection with his employment with the Company that could reasonably be expected to materially adversely affect the Company.

     6.   OBLIGATIONS OF COMPANY UPON TERMINATION.

          (a) In the event of the termination of Consultant's employment pursuant to Section 5(a), (b), or (c), Consultant will be entitled only to the compensation and Incentive Compensation earned by him hereunder as of the date of such termination.

     7. WAIVER OF BREACH. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by any party.

     8. COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

     9. NOTICES. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other will be deemed to have been duly given if given in writing and personally delivered or within two days if sent by mail, registered or certified, postage prepaid with return receipt requested, as follows:

          If to Company:      Classic Trends International, Inc.
                              10696 Haddington, Suite 117
                              Houston, Texas  77043
                              Attn:  President

          If to Consultant:   Donald L. Shriver
                              4728 Robertson Road
                              Richmond, Texas  77469

Notices delivered personally will be deemed communicated as of actual receipt.

     10. ENTIRE AGREEMENT. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

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     11.  SEVERABILITY.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during this Agreement, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     12. GOVERNING LAW. This Agreement and the rights and obligations of the parties will be governed by and construed and enforced in accordance with the substantive laws (but not the rules governing conflicts of laws) of the state of Texas. The parties agree that this agreement will performable in Harris County, Texas.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                              COMPANY:

                              CLASSIC TRENDS INTERNATIONAL, INC.


                              By /s/ FREDERIC G. HINDLE
                                ------------------------------------------
                                 FREDERIC G. HINDLE, President

                              CONSULTANT:

                              /s/ DONALD L. SHRIVER
                              --------------------------------------------
                              DONALD L. SHRIVER






                                      -4-
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                                   SCHEDULE 1

                  SALES COMMISSIONS FOR INCENTIVE COMPENSATION


                           COMBINED MONTHLY SALES(1)

     0 - 10,000 bottles(2)         5.00% of wholesale price
     10,001 - 20,000 bottles       4.50% of wholesale price
     20,001 - 30,000 bottles       4.00% of wholesale price
     30,001 - 40,000 bottles       3.50% of wholesale price
     40,001 - 100,000 bottles      3.25% of wholesale price
     Over 100,000 bottles          3.00% of wholesale price

------------------------

(1) In the event additional products are not distributed in containers, or if this formula is not readily applicable to revenue sources, the parties to this Agreement will negotiate a reasonable incentive compensation package of not less than 5% of the wholesale price of the product sold or 2% of the gross revenues, whichever is greater.

(2) In the event that products are distributed in containers other than bottles, the term bottles will be replaced by the appropriate container.